File No. 70-9343

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
       ------------------------------------------------

              POST-EFFECTIVE AMENDMENT NO. 2 TO
                         FORM U-1
                     (AMENDMENT NO. 4)
                  APPLICATION/DECLARATION
                           UNDER
       THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                   NORTHEAST UTILITIES
                  174 Brush Hill Avenue
        West Springfield, Massachusetts  01090-0010

           NORTHEAST UTILITIES SERVICE COMPANY
                   NU ENTERPRISES, INC.
                     107 Selden Street
                 Berlin, Connecticut  06037
(Name of companies filing this statement and address of principal executive offices)

                    NORTHEAST UTILITIES
           (Name of top registered holding company)

                  Cheryl W. Grise, Esq.
    Senior Vice President, Secretary and General Counsel
            Northeast Utilities Service Company
                     P.O. Box 270
            Hartford, Connecticut  06141-0270
            (Name of address of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

                    									 Jeffrey C. Miller, Esq.
									                     Assistant General Counsel
David R. McHale				           Jane P. Seidl, Esq.
Vice President and Treasurer		Senior Counsel
Northeast Utilities           Northeast Utilities
Service Company				           Service Company
P.O. Box 270					             P.O. Box 270
Hartford, Connecticut 		     	Hartford, Connecticut
06141-0270					               06141-0270




The Application/Declaration in this proceeding, as previously amended, is further amended as follows:

BACKGROUND

1.     By Order dated November 12, 1998 (HCAR No. 35-26939), in this
File No. 70-9343, the Commission, among other things, authorized (i) the formation and financing by Northeast Utilities ("NU") of a nonutility subsidiary company (which is referred to therein as "Newco" but which is now known as NU Enterprises, Inc. ("NUEI")) to engage, through multiple subsidiaries, in a variety of energy related and other activities and (ii) the acquisition by NUEI of the securities of GENCO (now known as Northeast Generation Company), Northeast Generation Services, Inc. (now known as Northeast Generation Service Company), HEC Inc., Mode 1 Communications, Inc. and Select Energy, Inc. (collectively, the "Nonutility Subsidiaries"). The Commission also authorized NU and NUEI to issue guarantees or provide other forms of credit support or enhancements (collectively, "Guarantees") to or for the benefit of NUEI, the Nonutility Subsidiaries and NU's other direct or indirect Rule 58 subsidiaries to be formed by NU, in an aggregate amount not to exceed $75 million. The Applicants have found the use of the Guarantees is an effective tool in promoting valuable commercial relationships and is a common means of transacting business in support of the Nonutility Subsidiaries. As a result of growing success in the business activities of the Nonutility Subsidiaries, the Applicants have nearly reached the $75 million limit previously approved by the Commission. The Applicants now propose to increase the aggregate amount of Guarantees which may be provided by NU or NUEI to the Nonutility Subsidiaries and other to be formed Rule 58 subsidiaries to $250 million.


2.  	The first sentence of Paragraph 8 is deleted and replaced with the following:

"NU and NEWCO also propose to issue guarantees or provide other forms of credit support or enhancements (collectively, "Guarantees") to or for the benefit of NEWCO, the Nonutility Subsidiaries and NU's other direct and indirect Rule 58 subsidiaries to be formed by NU, NEWCO or the Nonutility Subsidiaries (the "Guaranteed Entities") in an aggregate amount not to exceed $ 250 million ("Aggregate Authorization"), through December 31, 1999."


SIGNATURES

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned have duly caused this Amendment to be signed on behalf of each of them by the undersigned thereunto duly authorized.



Date:	April 1, 1999

NORTHEAST UTILITIES
NORTHEAST UTILITIES SERVICE COMPANY
NU ENTERPRISES, INC.

By: Their Counsel

 /s/Jeffrey C. Miller
Assistant General Counsel
Northeast Utilities Service Company